Sub‑Item 770

Rule 10f-3 Transactions

 THE DREYFUS/LAUREL FUNDS TRUST

Dreyfus International Bond Fund (the “Fund”)

On March 15, 2016, Dreyfus International Bond Fund, a series of The Dreyfus/Laurel Funds Trust, purchased 3,750 3.336% notes, due March 18, 2021, issued by Ford Motor Credit Co LLC (CUSIP  #345397XW8) (the “Notes”), at a purchase price of $100.00 per Note, including a commission of .350% per Note.  The Notes were purchased from HSBC Securities (USA), Inc., a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund’s investment adviser, was also a member.  BNY Mellon Capital Markets, LLC received no benefit in connection with the transaction.  The following is a list of the syndicate’s primary members:

Banco Bradesco BBI S.A.

BB Securities Ltd.

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBC Capital Markets, LLC

SG Americas Securities, LLC

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Accompanying this statement are materials presented to the Board of Trustees of the Fund, which ratified the purchase in compliance with the Fund’s Rule 10f‑3 Procedures at the Fund’s Board meetings held on April 27-28, 2016.  These materials include additional information about the terms of the transaction.

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	4/15/16

1st Quarter 2016